Exhibit 4.2

FIRST AMENDMENT TO THE

SOUTHWESTERN ENERGY COMPANY 401(K) SAVINGS PLAN

Southwestern Energy Company (the “Employer”) adopts this First Amendment (the “Amendment”) to the Southwestern Energy Company 401(k) Savings Plan, as amended and restated effective January 1, 2009 (the “Plan”).

R E C I T A L S

WHEREAS, the Employer has previously established the Plan for the benefit of those employees who qualify thereunder and for their beneficiaries; and

WHEREAS, the Employer desires to amend the Plan to comply with certain provisions of the Pension Protection Act of 2006 and the Heroes Earnings Assistance and Relief Act of 2008; and

WHEREAS, Section 11.1 of the Plan gives the Employer the authority to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the following Amendment is hereby made and shall be effective January 1, 2007:

1. Section 6.9(e)(3) of the Plan is amended, in its entirety, to be and to read as follows:

“(3) Such Participant was called to active duty after September 11, 2001.”

2. Article VII of the Plan is amended, by adding at the end thereof the following new Section 7.3, to be and to read as follows:

“7.3 Divestment of Employer Securities

For Plan Years beginning after December 31, 2006, if any portion of the account of a Participant (including, for purposes of this Section, a beneficiary entitled to exercise the rights of a Participant) attributable to Pre-Tax Contributions or After-Tax Contributions is invested in the Company Stock Fund, the Participant may elect to direct the Plan to divest any such investment, and to reinvest an equivalent amount in other investment options which satisfy the requirements herein.

If any portion of a Participant’s account attributable to nonelective contributions or Matching Contributions is invested in the Company Stock Fund, then a Participant who has completed at least 3 years of vesting service, or a Beneficiary of any deceased Participant entitled to exercise the right of a Participant, may elect to direct the Plan to divest any such investment, and to reinvest an equivalent amount in other investment options which satisfy the requirements herein. For nonelective contributions or Matching Contributions invested in the Company Stock Fund during a Plan Year beginning before January 1, 2007, the rule described in this paragraph only applies to the percentage of the investment in the Company Stock Fund as follows:

Plan Year	Percentage
2007	33%
2008	66%
2009	100%

This 3-year phase-in rule does not apply to a Participant who has attained age 55 and who has completed at least 3 years of service before the first Plan Year beginning after December 31, 2005.

For purposes of this Section, other investment options must include not less than 3 investment options, other than Employer securities, as defined in Code Section 401(a)(35)(G), to which the Participant may direct the proceeds of divestment of required by this Section, each of which options is diversified and has materially different risk and return characteristics. The Plan must provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in regulations, the Plan may not impose restrictions or conditions on the investment of Employer securities which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance.”

3. Article X of the Plan is amended, by adding at the end thereof the following new Section 10.6, to be and to read as follows:

“10.16 Special Rules under the HEART Act

(a)	In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

(b)	For Plan Years beginning after December 31, 2008, (i) an individual receiving a differential wage payment, as defined in Code Section 3401(h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment.

Notwithstanding clause (i) of the preceding sentence, for purposes of Code Sections 401(k)(2)(B)(i)(I), 403(b)(7)(A)(ii), 403(b)(11)(A) or 457(d)(1)(A)(ii), an individual shall be treated as having been severed from employment during any period the individual is performing service in the uniformed services, as described in Code Section 3401(h)(2)(A). However, if an individual elects to receive a distribution under the preceding sentence by reason of a severance from employment, death or disability, such individual may not make a Pre-Tax Contribution or other After-Tax Contribution during the six (6) month period beginning on the date of such distribution.

Clause (iii) of the first sentence above applies only if all Employees of the Employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Sections 410(b)(3), (4), and (5)).”

4. Except as modified herein, the Plan shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer has caused this FIRST AMENDMENT TO THE SOUTHWESTERN ENERGY COMPANY 401(K) SAVINGS PLAN to be executed in its name and on its behalf the 10th day of December, 2010.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Jenny McCauley

Its:	Senior Vice President - Human Resources

By:	Jenny McCauley

4